Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Matinas BioPharma Holdings, Inc. on Form S-3 (No. 333-239675) and Form S-8 (Nos. 333-198488, 333-203141, 333-210495, 333-215456, 333-222912, 333-237315, 333-253659 and 333-264095) of our report dated March 15, 2023, on our audits of the financial statements as of December 31, 2022 and 2021 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 15, 2023.

/s/ EISNERAMPER LLP

EISNERAMPER LLP

Iselin, New Jersey

March 15, 2023